EXHIBIT 10(p)
EMPLOYMENT AGREEMENT
     THIS SUCCESSIVE EMPLOYMENT AGREEMENT is dated as of December 28, 2007 (the “Successive Agreement”), effective as of April 1, 2009 (the “Effective Date”), between SAGA COMMUNICATIONS, INC. (the “Corporation”) and EDWARD K. CHRISTIAN (“Christian”).
     WHEREAS, the Corporation and Christian are parties to the Employment Agreement dated April 1, 2002 (the “Employment Agreement”).
     WHEREAS, the term of the Employment Agreement terminates on March 31, 2009.
     WHEREAS, the Corporation desires to ensure the continuity of management following the termination of such term and, accordingly, the Corporation wishes to thereafter continue to employ Christian as Chairman, President and Chief Executive Officer of the Corporation on the terms and conditions herein set forth;
     WHEREAS, Christian wishes to be so thereafter employed by the Corporation in those capacities pursuant to such terms and conditions; and
     WHEREAS, the salary for Christian established in this Successive Agreement has been determined from a compensation study performed in 2007 at the request of the Compensation Committee of the Corporation.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the Corporation and Christian agree as follows:
     1. The Employment Agreement shall remain in full force and effect until its expiration on March 31, 2009, except as it may be earlier terminated pursuant to the provisions thereof. This Successive Agreement shall become effective on the Effective Date simultaneous with the expiration of the Employment Agreement, unless Christian’s employment has been earlier terminated pursuant to the provisions of the Employment Agreement.
     2. The Corporation hereby agrees to employ Christian, effective on the Effective Date, as Chairman, President and Chief Executive Officer of the Corporation and in such additional capacities for the Corporation and/or its affiliates as the Corporation may from time to time direct. The term (hereinafter referred to as “the Term”) of Christian’s employment under this Successive Agreement shall commence on the date hereof and, except as it may be earlier terminated pursuant to the provisions hereof, shall terminate March 31, 2014.
     3. Christian hereby accepts such employment and agrees to devote such of his working time and effort as shall be necessary to perform his duties.
     4. During the Term of this Successive Agreement, Christian shall be based in the Corporation’s corporate offices in Grosse Pointe Farms, Michigan.
     5. The Corporation shall pay to Christian for all services rendered by him under this Successive Agreement an annual salary at the rate of $750,000 per year effective April 1, 2009, payable in installments of two (2) week intervals. In addition, Christian shall be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) plan and such other employment benefits and stock option programs as are maintained by the Corporation or its affiliates for other key employees performing services; provided that the Corporation and its affiliates shall at all times be free to terminate, modify or amend such plans. During the Term the Corporation will maintain in force all existing policies of insurance on Christian’s life, including the existing split dollar policy. During the Term the Corporation shall also pay for Christian to participate in an executive medical plan and shall maintain in force its existing medical reimbursement policy.
     6. On each anniversary of the Effective Date beginning on April 1, 2010, the Corporation’s Compensation Committee shall determine in its discretion the amount of an increase (but not decrease) to Christian’s then existing annual salary provided, however, that such increase shall not be less than the lesser of three percent (3%) or the cost of living increase determined under this paragraph 6. The cost of living increase shall be based on the percentage increase in the Consumer Price Index for all Cities (“CPI”) published by the Bureau of Labor Statistics of the United States Department of Labor (or such other comparable standard as may then be in effect) determined by comparing the respective year end CPI’s of the two previous calendar years.
     7. In addition to the salary specified in paragraph 5 and the annual increases specified in paragraph 6, Christian shall be eligible for (a) stock options in such amounts as shall be approved by the Compensation Committee of the Corporation from time to time, and (b) bonuses in such amounts as shall be determined by the Compensation Committee of the Corporation in its discretion based on the performance of the Corporation and the accomplishment of objectives mutually established by the Compensation Committee and Christian. The Corporation shall pay Christian an extension payment of $100,000 upon execution of this Successive Agreement.
     8. The Corporation shall cause Christian to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder in each case in accordance with the Corporation’s rules and regulations as in effect from time to time.
     9. During his employment hereunder, the Corporation agrees that Christian shall be furnished with an automobile to be used in connection with his duties hereunder, payment for the expenses of such automobile, and such other fringe benefits as have been afforded him in the past or as consistent with his position.
     10. Christian shall be entitled to a reasonable amount of paid vacation time in each calendar year, consistent with the provisions of paragraph 3.
     11. If Christian, during the Term of this Successive Agreement, shall fail to render substantially the services required of him hereunder for a continuous period of eight (8) months or an aggregate period of twelve (12) months during any eighteen (18) consecutive months (excluding vacations) by reason of his physical or mental disability, as determined by a physician acceptable to the Corporation and Christian, either party shall have the right to terminate this Successive Agreement effective upon thirty (30) days’ notice at any time after the eight (8) month or twelve (12) month period, as the case may be, so long as the disability is continuing.
     12. The Corporation may, by the vote of a majority of independent directors of the Corporation, terminate Christian’s employment under this Successive Agreement at any time “for cause” which term, as used herein, shall mean, conviction of a felony; willful misconduct; gross neglect of duty; material breach of fiduciary duty to the Corporation; or material breach of this Successive Agreement provided, however, that Christian may be terminated “for cause” only after not less than thirty (30) days’ notice to Christian and an opportunity for Christian to be heard and to address the charges levied.
     13. Christian’s employment under this Successive Agreement shall automatically terminate upon his death or upon the consummation of a sale or transfer of control of all or substantially all of the assets or stock of the Corporation or the consummation of a merger or consolidation involving the Corporation in which the Corporation is not the surviving corporation. Notwithstanding the foregoing, any of the above described transactions which does not involve an assignment or transfer of control of licenses or permits issued by the Federal Communications Commission (excluding for this purpose any so-called pro forma transfer of control) shall not cause Christian’s employment to terminate.
     14. Upon termination of Christian’s employment under paragraph 13 (other than by reason of death), the Corporation will thereupon pay Christian an amount of cash equal to 2.99 times the average of Christian’s total annual compensation (including bonuses but excluding stock options) for each of the three immediately preceding (and not overlapping) periods of twelve consecutive months. In addition, the Corporation shall pay Christian such amount as is necessary to enable Christian to pay all tax liabilities under Internal Revenue Code Sections 280G and 4999 and all federal and state tax liabilities arising by reason of payments received pursuant to this sentence, it being the intent of the parties that Christian be made whole with respect to the economic effect of Internal Revenue Code Sections 280G and 4999 in connection with his employment.
     15. Christian agrees that he will not, during the term of this Successive Agreement, or thereafter, divulge or disclose to unauthorized parties any confidential matters of facts relating to the operation of the Corporation or its subsidiaries which may become known to him by reason of his performance of duties under this Successive Agreement.
     16. All material and ideas pertaining to the business of the Corporation or any of its subsidiaries that are acquired, obtained, created or developed during the term of this Successive Agreement shall belong solely to the Corporation.
     17. At any time during the Term of this Successive Agreement should Christian voluntarily terminate his employment with the Corporation, or in the event this Successive Agreement is terminated “for cause” by the Corporation pursuant to the provisions of Section 12 hereof, Christian agrees that for a period of three (3) years thereafter he shall not, without written permission from the Corporation, directly or indirectly own, manage, operate, joint venture, control, be employed by or participate in the ownership, management, operation, control of or be connection in any way with, any radio or television station the primary transmitter of which is located within 65 miles of the community license of a radio or television station (i) then operated by the Corporation or any subsidiary thereof or (ii) then subject to a sale or purchase contract to which the Corporation or any subsidiary or parent thereof is a party.
     18. At the time during the Term of this Successive Agreement if Christian’s employment with the Corporation is terminated for any reason, including death or voluntary resignation by Christian, other than a “for cause” termination by the Corporation, the Corporation shall continue to provide health insurance and medical reimbursement, commensurate with all health insurance and medical reimbursement programs under this Successive Agreement, to Christian and his spouse and to maintain in force all existing life insurance policies for a period of ten (10) years. At the conclusion of the ten (10) year period, Christian or his spouse, at his/her option and expense, may continue such health insurance under the federal COBRA law and the Corporation shall transfer ownership of such life insurance policies to Christian, his spouse or assignee, or any of them from the Corporation.

     19. Any notice hereunder shall be effective if given or tendered by registered or certified mail, return receipt requested, to Saga Communications, Inc., or to Christian addressed to its/his respective attention at:
73 Kercheval Avenue
Grosse Point Farms, MI 48236
or at such other address as may be set forth in a notice hereunder.
     20. This Successive Agreement may be modified or terminated only in writing signed by both parties and shall not be assigned by either party without the prior written consent of the other. Any attempted assignment without such consent shall be void. This Successive Agreement contains the entire understanding of the parties with respect to its subject matter and, on entering into it, neither party has relied upon any representation, warranty or covenant not expressly set forth herein.
     21. This Successive Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Successive Agreement as of the day and year first set forth.

SAGA COMMUNICATIONS, INC.

By:	/s/ Jonathan Firestone

Jonathan Firestone
Chair, Compensation Committee

/s/ Edward K. Christian

Edward K. Christian

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